 Exhibit 99.1

For Release:              Immediately
Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

SECOND QUARTER EARNINGS

Calhoun, Georgia, July 27, 2006 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2006 second quarter net earnings of $119,513,000 (22% above last year) and diluted earnings per share (EPS) of $1.76 (21% above last year), in accordance with U.S. Generally Accepted Accounting Principles (GAAP).  Adjusted net earnings for the second quarter of 2006 were $117,714,000 and adjusted EPS were $1.73 per share.  The adjusted net earnings exclude a stock option charge that was not required in 2005 increasing net earnings $2,104,000 and exclude income for a portion of a one-time refund received from U.S. Customs decreasing net earnings by $3,903,000.  Net sales for the quarter were $2,058,123,000, an increase of 27% from 2005.  The growth resulted from the Unilin acquisition, total hard surface sales growth, internal growth, price increases and new patent licenses.   Mohawk changed its method of accounting for soft surface inventories from LIFO to FIFO during the second quarter of 2006.  If Mohawk had continued on LIFO, then net earnings for the second quarter would have been slightly higher.  All prior period amounts have been revised to reflect this change.

For the first half of 2006, net earnings were $198,634,000 (16% above last year) and EPS was $2.92 (15% above last year), in accordance with U.S. GAAP.  Adjusted net earnings for the first half of 2006 were $198,577,000 and adjusted EPS was $2.92 per share.  The adjusted net earnings exclude a stock option charge that was not required in 2005 increasing net earnings by $3,846,000 and exclude income for a portion of a one-time refund received from U.S. Customs decreasing net earnings by $3,903,000.  The change of accounting from LIFO to FIFO improved first quarter 2006 net earnings by $8,001,000.  Net sales for the first half of 2006 were $3,983,229,000, representing a 28% increase over 2005.   This increase is attributable to the Unilin acquisition, strong hard surface sales growth, internal growth, price increases and new patent licenses.

In commenting on the quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "I am pleased with our second quarter performance, especially in light of the economic and industry factors we are facing.  Hard surface growth and higher selling prices positively affected our sales while replacement demand for carpet remains slow.  The change from LIFO to FIFO inventory accounting removes some uncertainty in predicting future results.  Our Unilin integration is progressing as planned.  We expect to benefit from the many capital projects recently completed and the introduction of Mohawk-branded laminate in the future.

The Mohawk segment grew sales by 5% with margins improving from the first quarter.  In the second quarter, carpet raw material costs remained relatively flat, and our suppliers announced increases in July.  In August, Mohawk is implementing selling price increases to recover these cost changes.  Industry sales improved from the first quarter but were still behind last year in units.  Sales trends continued with the commercial channel and residential construction channel performing better than the residential replacement channel.   While the economy continues to grow with employment at relatively high levels, the higher gasoline and energy costs appear to be impacting consumer behavior.  We incurred greater marketing expenses as a result of a higher level of product introductions due to carpet raw material changes and the new laminate introductions.  Our expansion of the South Carolina fiber and yarn manufacturing is complete and running as planned.  Overall, quality has improved in carpet manufacturing and our Six Sigma program continues to expand with many cost reduction projects across our business.

Our Dal-Tile segment second quarter sales were strong as revenues grew 15% over 2005 from both volume and price increases.  We had higher than normal product introductions, absorbed start-up costs in the Oklahoma ceramic facility, and had higher energy and transportation costs.  The Mexican ceramic expansion was completed in the first quarter of the year and is running as planned.  The Oklahoma expansion started production at the end of the second quarter.  These capacity expansions will support our expected future growth and allow us to produce a greater portion of our sales requirements.

The Unilin segment greatly improved margins from the previous quarter.  This improvement was attributable to seasonally higher sales in Europe, better product mix and new patent licenses.  Laminate sales in Europe were up and sales to our U.S. distributors were down as we had anticipated.  Our U.S. distributors were able to substantially reduce their inventories because we now supply them from our U.S. factory instead of Europe. Our U.S. distributors reported that sales of our product to their customers were up versus the prior year.  Our U.S. laminate sales should return to a more normalized level in the third quarter.  The initial launch of Unilin products through the Mohawk channel has received favorable retailer reception.  There will be additional laminate product introductions through the year.

We are managing our balance sheet with the debt to capitalization ratio improving to 48% after paying down $161 million of debt during the second quarter.  The organization has many initiatives focused on improving inventory turns and working capital management.

We received a favorable ruling from the U.S. Supreme Court which vacated the lower court's prior ruling on the pending class action suit that alleged the Company suppressed wages by hiring illegal aliens.  The Supreme Court ruled on another case, which may have a positive bearing on ours.  We expect it to take six to twelve months for the lower court to reconsider the case.  We remain confident in our position and believe the allegations are unfounded."

We expect the Mohawk segment to realize benefit from earlier price increases and capital investments offset by continued weakness in the residential carpet business and rising material costs.  Dal-Tile investments in sales and marketing should support future growth in market share.  Unilin results will be more normalized in the third quarter as they move into the European vacation period when plant maintenance is performed.  After considering these factors, the third quarter earnings forecast is from $1.76 to $1.85 EPS.  This guidance does not include any future refunds from U.S. Customs.

There continues to be uncertainty in consumer demand, oil prices, interest rates and the flooring industry.  Most economists are predicting slower GDP growth.  We will manage our business through this environment as we have done in the past.  Due to this uncertainty, we are approaching the end of the year cautiously.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecasts," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation and other risks identified in Mohawk's SEC reports and public announcements.

 Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, July 28, 2006 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local ..

 A conference call replay will also be available until Tuesday, August 1, 2006  by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering Conference ID # 2073625.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Net sales	$2,058,123	1,624,692	3,983,229	3,117,914
Cost of sales	1,465,745	1,186,527	2,874,507	2,289,380
Gross profit	592,378	438,165	1,108,722	828,534
Selling, general and administrative expenses	369,333	271,020	721,776	532,092
Operating income	223,045	167,145	386,946	296,442
Interest expense	46,123	12,515	86,458	24,391
Other (income) expense, net	3,598	922	6,325	2,926
U.S. Customs refund, net	(6,232)	-	(6,232)	-
Earnings before income taxes	179,556	153,708	300,395	269,125
Income taxes	60,043	55,628	101,761	97,383
Net earnings	$119,513	98,080	198,634	171,742
Basic earnings per share	$1.77	1.47	2.94	2.57
Weighted-average shares outstanding	67,693	66,811	67,629	66,807
Diluted earnings per share	$1.76	1.45	2.92	2.54
Weighted-average common and dilutive
potential common shares outstanding	68,067	67,504	68,073	67,598

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$238,181	104,079	342,707	154,780
Depreciation & amortization	$69,781	31,497	134,634	63,762
Capital expenditures	$37,027	64,832	82,659	99,353

Consolidated Balance Sheet Data
(Amounts in thousands)
			July 1, 2006	July 2, 2005
ASSETS
Current assets:
Cash			$73,398	-
Receivables			987,626	775,992
Inventories			1,283,931	1,140,870
Prepaid expenses			134,087	49,125
Deferred income taxes			41,427	55,311
Total current assets			2,520,469	2,021,298
Property, plant and equipment, net			1,904,803	973,627
Goodwill			2,691,910	1,377,349
Intangibles			1,196,310	320,645
Other assets			34,319	13,055
			$8,347,811	4,705,974
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$530,626	183,835
Accounts payable and accrued expenses			1,146,904	757,813
Total current liabilities			1,677,530	941,648
Long-term debt, less current portion			2,596,412	700,000
Deferred income taxes and other long-term liabilities			654,332	226,883
Total liabilities			4,928,274	1,868,531
Total stockholders' equity			3,419,537	2,837,443
			$8,347,811	4,705,974

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Net sales:
Mohawk	$1,241,992	1,184,914	2,392,538	2,276,260
Dal-Tile	506,914	439,778	980,824	841,654
Unilin	313,765	-	616,395	-
Intersegment eliminations	(4,548)	-	(6,528)	-
Consolidated net sales	$2,058,123	1,624,692	3,983,229	3,117,914

Operating income:
Mohawk	$98,993	102,399	164,606	173,691
Dal-Tile	74,042	69,291	143,644	127,761
Unilin	59,657	-	99,676	-
Corporate and intersegment eliminations	(9,647)	(4,545)	(20,980)	(5,010)
Consolidated operating income	$223,045	167,145	386,946	296,442

Assets:
Mohawk			$2,622,196	2,508,066
Dal-Tile			2,270,910	2,147,812
Unilin			3,353,389	-
Corporate and eliminations			101,316	50,096
Consolidated assets			$8,347,811	4,705,974

Reconciliation of reported net earnings to adjusted net earnings	Three Months Ended	Six Months Ended
(Amounts in thousands, except per share data)	July 1, 2006	July 1, 2006

Net earnings reported	$119,513	198,634
Adjustments:
Stock option expense, net of taxes of $1,255
and $2,263, respectively	2,104	3,846
U.S. Customs refund, net of taxes of $2,329	(3,903)	(3,903)
	$117,714	198,577

Adjusted net earnings per common share (basic)	$1.74	2.94
Adjusted net earnings per common share (diluted)	$1.73	2.92

The Company believes it is useful for itself and investors to review, as applicable, both GAAP information that includes the stock compensation impact of SFAS 123R and the U.S. Customs refund, and the non-GAAP measure that excludes such information in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.